Exhibit 4.1 DESCRIPTION OF CAPITAL STOCK OF REGISTRANT REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 The following summary of Washington Federal, Inc.’s capital stock is based on and qualified by our Restated Articles of Incorporation, as amended (“Articles”) and our Amended and Restated Bylaws (“Bylaws”). For a complete description of the terms and provisions of our capital stock, including our common stock and preferred stock, please refer to our Articles, which are filed as an exhibit to this Annual Report on Form 10-K, our Bylaws, which are incorporated by reference as an exhibit to this Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and the applicable provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington. Our Articles authorize the issuance of up to 300,000,000 shares of common stock, par value $1.00 per share ( “Common Stock”) and 5,000,000 shares of serial preferred stock, $1.00 par value per share (the “Preferred Stock”), of which 300,000 shares, $1.00 par value per share, have been designated as 4.875% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). The rights, preferences, privileges and restrictions of the remaining undesignated preferred stock may be established from time to time by our board of directors. Common Stock All outstanding shares of our common stock are fully paid and nonassessable. Voting Rights: Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders, other than the election of directors. At each election of directors every shareholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected. A shareholder may also cumulate his or her votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principle among any number of candidates. Dividend Rights: Holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. If we do not or are unable to pay quarterly dividends on our Series A Preferred Stock, we may not pay a dividend to the holders of our common stock. Liquidation Rights: In the event of a liquidation, dissolution or winding up of our company, after payment of the liquidation preference to any holder of Series A Preferred Stock, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities. Repurchase or Redemption Restrictions. So long as any Series A Preferred Stock is outstanding, unless full dividends for the preceding quarter have been paid in full (or declared and a sum sufficient for the dividend set aside for payment), no shares of common stock may be repurchased or redeemed or otherwise acquired for consideration by the corporation, nor may any funds be paid to or made available for a sinking fund for the redemption of any shares of common stock (other than for

Exhibit 4.1 purchases, redemptions or repurchases in connection with any employment contract, benefit plan or other similar arrangement for the benefit of employees, officers directors or consultants). Other Rights. Holders of common stock have no preemptive or subscription rights to subscribe for additional shares of our capital stock. Holders of our common stock have no conversion or exchange rights. Holders of common stock may act by unanimous written consent. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock, including the Series A Preferred Stock. Listing: Our common stock trades on the Nasdaq Stock Market under the symbol “WAFD”. Series A Preferred Stock On February 8, 2021 we issued and sold 12,000,000 depositary shares, each representing a 1/40th ownership interest in a share of Series A Preferred Stock, representing a total of 300,000 shares of Series A Preferred Stock. Ranking: Shares of Series A Preferred Stock rank: (1) senior to our common stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up; (2) junior to any of our existing and future indebtedness; and (3) at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock, if any). Voting Rights: Except as indicated below, the holders of Series A Preferred Stock have no voting rights. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the number of directors on our Board of Directors shall automatically be increased by two. The holders of shares of Series A Preferred Stock shall have the right, together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two additional members of our Board of Directors (the “Preferred Stock Directors”) to fill such newly created directorships. Our Board of Directors shall at no time include more than two Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights. In the event that the holders of the Series A Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Series A Preferred

Exhibit 4.1 Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences and subsequently at each annual meeting of our shareholders. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided. The holders of Series A Preferred Stock will not have the right to cumulate votes for the Preferred Stock Directors. When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly. Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise has the power to directly or indirectly exercise a “controlling influence” over our management or policies, will be required to obtain the prior approval of the Federal Reserve and be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will generally be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (2) amend the provisions of our Restated Articles of Incorporation (including the certificate of designations creating the Series A Preferred Stock) so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Washington Federal will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or our consolidation with or into another entity unless (i) the

Exhibit 4.1 shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Washington Federal is not the surviving or resulting entity, are converted into or exchanged for preference securities of the new surviving or resulting entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed. Washington law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Restated Articles of Incorporation that would increase the aggregate number of authorized shares of such class, effect an exchange or reclassification of the preferred shares into another class or series, or alter or change the rights, preferences, or limitations of the shares of such class, so as to affect them adversely. If any such proposed amendment would alter or change the rights, preferences or limitations of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Restated Articles of Incorporation. Dividend Rights. Dividends on the Series A Preferred Stock will not be cumulative or mandatory. Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, out of assets legally available for the payment of dividends under Washington law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 4.875% per annum for each quarterly dividend period from the original issue date of the depositary shares through the redemption date of the Series A Preferred Stock, if any. If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year. Liquidation Rights. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series A Preferred Stock. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. Redemption Rights. The Series A Preferred Stock is redeemable at the option of the corporation after April 15, 2026 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period to, but excluding, the redemption date. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

Exhibit 4.1 Preemptive and Conversion Rights. The holders of the Series A Preferred Stock do not have any preemptive or conversion rights. Maturity. The Series A Preferred Stock is perpetual and has no maturity date. Depositary Share Listing. The Depositary Shares, each representing a 1/40th interest in a share of Series A Preferred Stock, trades on the Nasdaq Stock Market under symbol “WAFDP.” American Stock Transfer & Trust Company, LLC is the depositary and transfer agent and registrar for the Series A Preferred Stock. Effect of Certain Provisions of our Articles and Bylaws and the Washington Anti-Takeover Statute Provisions of our Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws may have the effect of deterring or delaying attempts by our shareholders to remove or replace management, to commence proxy contests, or to effect changes in control. These provisions include:  our board of directors is classified into three classes of directors;  procedures for advance notification of shareholder nominations and proposals;  the ability of our board of directors to amend our bylaws without shareholder approval; and  the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without shareholder approval upon the terms and conditions and with the rights, preferences, privileges and restrictions that the board of directors may determine. In addition, as a Washington corporation, we are subject to Chapter 23B.19 of the Washington Business Corporation Act, which imposes restrictions on certain transactions between a corporation and certain significant shareholders. These provisions, alone or together, could have the effect of deterring or delaying changes in our incumbent management, proxy contests or changes in control.